Exhibit 23.4

[Letterhead of DeGolyer and MacNaughton]

December 21, 2005

Stroud Energy, Ltd.

210 W. Sixth Street

Suite 500

Fort Worth, Texas 76102

Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our “Appraisal Report as of December 31, 2004 on Certain Properties owned by Dan A. Hughes et al Prepared for Stroud Energy Ltd. Final Interests” (our “Report”), and information taken from our Report in the Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-129504) to be filed with the Securities and Exchange Commission and in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON